Exhibit 99.1

Chardan NexTech Acquisition 2 Corp. Announces the Separate Trading of its Common Stock and Warrants, Commencing August 24, 2021

New York, NY, August 23, 2021 (PR Newswire) – Chardan NexTech Acquisition 2 Corp. (the “Company”) (NASDAQ: CNTQU) announced today that, commencing August 24, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s shares of common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and the warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “CNTQ” and “CNTQW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “CNTQU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into shares of common stock and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chardan NexTech Acquisition 2 Corp.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in disruptive technologies. The Company is led by its Chairman of the Board of Directors, Kerry Propper, its Chief Executive Officer, Jonas Grossman, and its Chief Financial Officer, Alex Weil.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jonas Grossman

CEO, Chardan NexTech Acquisition 2 Corp.

jgrossman@cnaq.com